Exhibit 99.1

SABA PROVIDES SELECTED FISCAL YEAR 2013 FINANCIAL METRICS AND RESTATEMENT UPDATE

Fiscal Year 2013 Cloud Bookings Grew 25% Year-Over-Year; Renewal Rates Remained Above 90%; Cash Flow Positive (Excluding Non-Recurring and Specified Items)

Redwood Shores, Calif., September 17, 2013 – Saba (OTC Pink: SABA), a global leader in next-generation cloud solutions for talent management, today provided an update on its business momentum and its progress on the restatement of certain historical financial results.

While the Company is not yet in a position to report detailed financial results for fiscal year 2013, ended May 31, 2013, as a result of its pending restatement of certain historical financial results, the Company is providing the following selected financial metrics that are not expected to be impacted by the restatement:

•	Cloud bookings (the annual contract value of cloud subscription arrangements) grew 25% in fiscal year 2013 over fiscal year 2012 with contribution across geographies

•	Cloud renewal rates remained at historic highs in excess of 90% for fiscal year 2013

•	203 new customers were added in fiscal year 2013, increasing 44% over the 141 new customers added in fiscal year 2012, driven by growth in both the enterprise and mid-market segments

•	Cloud subscribers increased to 11.1 million

•	Positive cash flow from operations of $5 million in the fourth quarter of fiscal year 2013 and $3 million for fiscal year 2013 (excluding $3.6 million in the fourth quarter of fiscal year 2013 and $11.4 million in fiscal year 2013 associated with non-recurring matters arising out of the financial restatement, and specified acquisition and restructuring related items)

•	Cash and cash equivalents were $22 million (after payment of non-recurring and specified items of $11 million in fiscal year 2013) and total debt was $35 million at May 31, 2013

•	In the first quarter of fiscal year 2014, the Company secured an additional $25 million five-year credit facility to enhance its financial position

During fiscal year 2013, Saba released its next generation talent management platform, Saba Cloud, which puts the power of talent management in the hands of managers and employees. Key Saba Cloud innovations, centered around social, mobile, intelligence, learning, and end user engagement, include:

•	Simplified course creation, ability to create and administer assessments on-the-fly, a consolidated messaging center, support for continuing education credits, enhanced analytics, and enhanced performance reviews with offline support

•	Native mobile applications, with the ability to view a wide variety of content types (including community generated, SCORM, Tin Can, and video), attend virtual meetings, and enterprise class security (including SAML authentication, time to live, and download controls)

•	Enhanced instructor controls and customized registration forms with social media links and branding options for virtual meetings

•	User experience based on consumer design patterns and engagement models

In fiscal year 2013, Saba customers, including some of the largest organizations around the globe, continued to standardize on Saba’s cloud solutions, driving increased adoption and end user engagement. The superior flexibility, scalability and security of the Saba cloud platform is demonstrated by increased use among these customers, including:

•	Approximately 200 million cumulative course completions as of May 31, 2013, up 100% from the end of the prior fiscal year

•	Over 340,000 assessments administered in fiscal year 2013, up 20% from fiscal year 2012

•	Over 640,000 subscribers supported in an organization, up from 400,000 subscribers previously reported

The Company has made significant progress on the restatement and has achieved several key milestones, including the determination of completion dates for significant consulting services arrangements. The Company is now evaluating potential relationships among services arrangements as well as between services arrangements and product bookings to determine which completion dates will drive the timing of revenue recognition. The Company continues to work diligently to complete the restatement and regain compliance with its reporting requirements as soon as practicable. Although the Company has set a revised objective to complete the restatement process in the coming months, there are some inherent uncertainties in the amount of time required to complete the work and there can be no assurance that the Company will be successful in meeting this timing objective.

In connection with becoming current in its SEC filing requirements, the Company intends to apply for prompt readmission to the NASDAQ Global Select Market so that it can trade on that market as early as possible after regaining compliance with the listing requirements.

About Saba

Saba (OTCPink: SABA) is a global leader in next-generation cloud solutions for talent management. The company helps organizations transform the way they work by enabling the continuous learning, engagement and development of everyone in their people network, including employees, partners, and customers. Supporting the new world of work, Saba delivers learning, performance, succession, career development, workforce planning and compensation solutions that incorporate modern technologies such as social, collaboration, mobile and gamification. Saba solutions are based on the Saba Cloud Platform, a highly scalable architecture that exceeds industry scalability, performance, and security standards. The company currently supports over 31 million users from 2,200 customers across 195 countries and in 37 languages. For more information, please visit www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the Company’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC, the Company’s objective to obtain prompt readmission to the NASDAQ Global Select Market and to have its shares of common stock trade on that market following completion of the restatement and compliance with applicable listing requirements, the potential impact of the restatement on the Company’s financial performance and financial statements and the Company’s guidance concerning preliminary financial results and other financial and operating metrics for fiscal year 2013. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com